UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2020

LOGICBIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38707	47-1514975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue, 2nd Floor Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 245-0399

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LOGC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2020, Matthias Jaffé, the Chief Financial Officer of LogicBio Therapeutics, Inc. (the “Company”), submitted his resignation from the Company, effective December 31, 2020. Mr. Jaffé, who served as the Company’s principal financial and principal accounting officer, has agreed to provide consulting services to the Company from January 1, 2021 until February 1, 2022, or such earlier date as provided upon 15 days’ prior written notice from Mr. Jaffé to the Company. The Company will pay Mr. Jaffé an annual consulting fee of $25,000, pro-rated for any partial year. Following Mr. Jaffé’s departure, Jonathan Quick, the Company’s Senior Director—Finance, will serve the functions of the Company’s principal financial officer and principal accounting officer.

On December 22, 2020, the Company announced that it had entered into an agreement with Cecilia Jones to serve as the Company’ Chief Financial Officer. Ms. Jones will succeed Mr. Quick as the Company’s principal financial officer and principal accounting officer on the date she begins employment with the Company (the “Start Date”), which is expected to be January 11, 2021.

Ms. Jones, age 46, joins the Company from Biogen Inc., where she has held a variety of roles since November 2010, most recently serving as VP, Finance since June 2019, and before that, as Senior Director, Corporate Finance from July 2015 to June 2019.

In connection with her appointment, the Company entered into an employment agreement with Ms. Jones on December 17, 2020 (the “Employment Agreement”). The Employment Agreement entitles Ms. Jones to a base salary of $375,000 per year and provides her with eligibility to receive an annual bonus with a target equal to 40% of her base salary, subject to the achievement of performance goals). The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its discretion, subject to the terms and conditions of any applicable bonus plan in effect from time to time.

In connection with her joining the Company, the Company will recommend to the Board of Directors of the Company that Ms. Jones receive (i) an option to purchase 195,000 shares of the Company’s common stock and (ii) a one-time grant of restricted stock units (“RSUs”) with a grant date value of approximately $50,000, each of which will be issued pursuant to the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan. The option will vest as to 25% of the shares on the first anniversary of the Start Date and the remainder will vest in equal monthly installments over the next three years and the RSUs will vest in full on the first anniversary of the Start Date, in each case, subject to Ms. Jones’s continued employment with the Company.

Under the terms of the Employment Agreement, in the event that Ms. Jones’s employment with the Company is terminated by the Company other than for Cause (as defined therein) and other than due to her death or Disability (as defined therein) or Ms. Jones resigns for Good Reason (as defined therein), she will be eligible to receive (i) severance pay at a rate equal to her base salary and (ii) an amount equal to her target annual bonus for the year in which such termination occurs, multiplied by 0.5, payable, in the case of the amounts described in (i) and (ii), for six months following the date of termination and (iii) provided that she timely elects to continue coverage in the Company’s group health plans in accordance with COBRA, reimbursement for the COBRA premiums for such coverage for up to six months. In addition, if Ms. Jones’s employment with the Company is terminated by the Company other than for Cause or Ms. Jones resigns for Good Reason prior to the first anniversary of the Start Date, the RSUs will vest in full.

In the event that Ms. Jones’s employment with the Company is terminated by the Company other than for Cause and other than due to her death or Disability or Ms. Jones resigns for Good Reason, in either case, within 24 months following a Change of Control (as defined therein), in lieu of the payments described above, Ms. Jones will be eligible to receive (i) a lump sum severance payment equal to the sum of (A) her annual base salary, as then in effect and (B) her annual target bonus for the year in which such termination occurs, and (ii) continued group health coverage under COBRA for a period of 12 months following termination. Additionally, in the event of such a termination of employment, Ms. Jones’s outstanding and unvested equity and equity-based awards will vest in full (with any performance-based equity vesting at target levels).

Ms. Jones’s entitlement to each payment described in the two foregoing paragraphs is conditioned on her execution of a release of claims in favor of the Company and her continued compliance with a confidentiality agreement.

Ms. Jones and the Company will enter into an indemnification agreement, which will provide indemnification protection for Ms. Jones in connection with her service as an executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGICBIO THERAPEUTICS, INC.

By:	/s/ Frederic Chereau
Name:	Frederic Chereau
Title:	President and Chief Executive Officer

Date: December 22, 2020